Sun Microsystems Announces $3 Billion Share Repurchase Authorization

SANTA CLARA, Calif. May 16, 2007 Sun Microsystems, Inc. (NASDAQ: SUNW) today announced that its Board of Directors authorized the repurchase of up to $3 billion of the company's outstanding common shares. The repurchase plan is designed to increase shareholder value and reduce the dilutive effect of Sun's equity compensation programs.

"The Board's approval of the share repurchase program reflects its confidence in the continued growth of Sun's business and an ongoing commitment to increase shareholder value," said Mike Lehman, chief financial officer and executive vice president of Corporate Resources, Sun Microsystems. "With over $5.4 billion in cash and marketable debt securities, we have maintained a strong balance sheet and feel confident that this program will allow us to further pursue strategic opportunities for growth."

The stock repurchase authorization does not have an expiration date and the pace of repurchase activity will depend on factors such as levels of cash generation from operations, cash requirements for acquisitions, repayment of debt, current stock price, and other factors. Sun may repurchase shares from time to time on the open market or in private transactions, including structured transactions. The stock repurchase program may be modified or discontinued at any time.

The Company's prior share repurchase program, which was authorized in February 2001, has been terminated.

About Sun Microsystems, Inc.

A singular vision -- "The Network Is The Computer" -- guides Sun in the development of technologies that power the world's most important markets. Sun's philosophy of sharing innovation and building communities is at the forefront of the next wave of computing: the Participation Age. Sun can be found in more than 100 countries and on the Web at http://sun.com.

This press release contains forward-looking statements that are based on Sun's current expectations, including statements regarding Sun's plans and expectations with respect to its new share repurchase program, its confidence in the continued growth of its business and its ongoing commitment to increase shareholder value. Factors that could cause actual results to differ materially from those contained in such forward-looking statements include, but are not limited to: future alternative uses for cash, future competing investment opportunities and general economic, business and market conditions. Please also refer to Sun's periodic reports that are filed from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended October 1, 2006, December 31, 2006 and April 1, 2007. Sun assumes no obligation and does not currently intend to update these forward-looking statements, except as required by law.

Sun, Sun Microsystems, the Sun logo, Solaris, and The Network Is The Computer are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries.